UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) August 4, 2020
RealNetworks, Inc.
(Exact name of registrant as specified in its charter)

Washington	001-37745	91-1628146
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1501 First Avenue South, Suite 600
Seattle, Washington 98134
(Address of principal executive offices) (Zip code)
(206) 674-2700
Registrant's telephone number, including area code
Not Applicable
(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
□     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	RNWK	The NASDAQ Stock Market
Preferred Share Purchase Rights	RNWK	The NASDAQ Stock Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

New Executive Officer

RealNetworks, Inc. announced on August 4, 2020 that Michael Ensing was hired as the Company's President and Chief Operating Officer effective August 17, 2020. From January 10 until February 15, 2020 and again from April 20 until May 5, 2020, Mr. Ensing served as a strategic advisor to RealNetworks. From February 15 to April 20, 2020, Mr. Ensing served as the Company's interim Chief Financial Officer.

Prior to joining RealNetworks, Mr. Ensing served, from October 2014 to November 2019, as Chief Financial Officer of TVI, Inc., doing business as Savers, Value Village and Unique stores, a Washington-based company. Prior to that, Mr. Ensing served in Chief Operating Officer and Chief Financial Officer roles at Knowledge Universe, from 2012 to 2014, and in various financial leadership positions at Microsoft Corporation, from 2004 to 2012. Earlier in his career, Mr. Ensing served in various roles at consulting companies, including McKinsey & Co. and Deloitte Consulting. Mr. Ensing, age 52, holds an M.B.A. from the Kellogg School of Management at Northwestern University and a Bachelor of Science degree from the University of Michigan.

In conjunction with his appointment, the Compensation Committee of the Board of Directors of RealNetworks approved certain compensatory arrangements for Mr. Ensing. Specifically, the Compensation Committee approved (i) an annual base salary of $475,000, (ii) a target annual bonus opportunity equal to 100% of his base salary based on the achievement of certain pre‑established goals determined by the Compensation Committee, (iii) a guaranteed bonus of 50% of his prorated target bonus for fiscal year 2020, or approximately $89,000, (iv) a sign-on bonus of $200,000, subject to recapture by the Company in the event that he voluntarily terminates his employment with the Company within the 12 months following commencement, (v) reimbursement of up to $25,000 of legal fees incurred in connection with the negotiation of his employment agreement, and (vi) severance benefits of 12 months’ base salary, prorated bonus, and limited vesting acceleration in the event that Mr. Ensing is terminated without cause or resigns for good reason. In addition, within twenty business days of the commencement of his employment with the Company, the Compensation Committee will approve an award of stock options to acquire 1,000,000 shares of RealNetworks common stock, which will be scheduled to vest over four years, with 25% vesting one year from the commencement of his employment and 12.5% to vest every six months thereafter, subject to Mr. Ensing's continued service to the Company and an award of 1,000,000 restricted stock units which will be scheduled to vest over five years with 40% vesting on each of the two-year and four-year anniversaries of vesting commencement and 20% vesting on the five-year anniversary of vesting commencement.

Mr. Ensing's compensation arrangements also include severance benefits in the event of a change in control whereby in the event the Company terminates his employment without cause in connection with a change in control of the Company, and subject to certain other provisions set forth in the agreement, he will be entitled to receive 150% of his then-current annual base salary, any unpaid actual or prorated target bonus, and acceleration of vesting by one year of any of his unvested non-performance based equity.

In connection with his service to the Company from January 10 to May 5, 2020 as strategic advisor and interim CFO, Mr. Ensing was paid cash compensation of $250,000.

Executive Departure

On August 4, 2020, Massimiliano Pellegrini provided notification of his resignation to be effective in early September 2020. Mr. Pellegrini is leaving RealNetworks in order to accept an executive opportunity with a company based in Italy.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of RealNetworks, Inc. dated August 4, 2020

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REALNETWORKS, INC.

By:	/s/ Michael Parham
Michael Parham
Senior Vice President, General Counsel and Corporate Secretary
Dated: August 4, 2020